Exhibit 99.1
BERKSHIRE HILLS REPORTS IMPROVED EPS IN THIRD QUARTER
OPENS SPRINGFIELD REGIONAL HEADQUARTERS
PLANS SHELF REGISTRATION FILING
Dividend Declared
Pittsfield, MA — October 27, 2009 — Berkshire Hills Bancorp (BHLB) reported third quarter 2009 net income of $1.9 million, or $0.14 per share. Included in the quarter’s results was a charge of $0.08 per share after tax resulting from the Company’s decision to accelerate the disposition of a nonperforming loan. The Company’s earnings per share were $0.22 before this charge. Quarterly earnings were also net of a $0.05 per share charge after tax related to an increase in the loan loss allowance to 1.22% of total loans from 1.16% during the quarter.
Third quarter earnings per share increased from the prior quarter results, which included charges of $1.3 million representing a special FDIC industry-wide assessment and $3.3 million in non-recurring preferred stock dividends. These dividends consisted mostly of a one-time deemed dividend which was non-cash and had no impact on stockholders’ equity, and which was related to the prepayment of preferred stock held by the U.S. Treasury. For the first nine months of the year, Berkshire reported net income of $8.1 million, or $0.63 per share before these charges. Including these charges, nine month 2009 GAAP earnings per share totaled $0.32.
THIRD QUARTER HIGHLIGHTS
•	Strong quarterly growth in targeted loans and deposits
•	12% annualized commercial loan growth
•	16% annualized non-maturity deposit growth
•	Significant linked quarter revenue growth
•	11% annualized growth in net interest income compared to linked quarter, with the net interest margin improving to 2.96% from 2.91% and reaching 3.03% in September
•	36% increase in fee income related to deposits, loans, interest rate swaps, and wealth management compared to linked quarter
•	Continuing solid loan performance
•	0.60% nonperforming assets/assets excluding the above mentioned loan targeted for liquidation; 0.85% including this loan

•	0.42% accruing delinquent loans/loans
•	0.59% annualized net charge-offs to average loans in third quarter; 0.52% for the year-to-date

•	1.22% allowance/loans, increased from 1.16% during the quarter

BHLB — Berkshire Hills Bancorp	www.berkshirebank.com

Michael P. Daly, President and Chief Executive Officer, stated, “We produced broad-based revenue increases in the third quarter, together with strong growth in targeted loans and deposits. Our franchise is well positioned to serve the needs of our markets, as we increase our market share by providing solutions in place of national providers who are less active in our region. Through careful pricing, we have begun to increase our net interest margin and we are benefiting from improved market conditions in our wealth management business. Our regional teams are seeing the benefit of community outreach over the past year, and we are pleased with the initial contributions from the new leadership that joined us in our attractive New York region in the second quarter.”
Mr. Daly continued, “Our basic operations strengthened and moved forward in the third quarter. In that context, we made a decision to accelerate the disposition of the previously mentioned secured nonperforming loan, which we hope to liquidate at a 22% discount in the fourth quarter. Our provision included a $1.9 million charge related to this loan, which was written down to $6.6 million. The performance of our other loans remained strong, and our total loan charge-offs have remained moderate. Nonetheless, we believe that the accumulating impacts of the recession and unemployment are a growing burden on many of our commercial and non-profit customers. We are expanding our portfolio monitoring as we obtain updated financial information from our customers, and we will be assessing risk management strategies actively as we evaluate the economic and financial conditions in our markets.”
Mr. Daly concluded, “We opened our new Pioneer Valley regional headquarters in Springfield last week. This well located facility will provide a convenient base for our growing team to service this market, along with other business opportunities through our relationship connections in Massachusetts and Connecticut. We also will continue to maintain a strong regional presence in our Westfield facility to service our longstanding customer base. We will be opening our new branch in our Springfield headquarters in November, and this will be a model of improvements that we are designing into our retail service delivery as America’s Most Exciting BankSM.”
SPRINGFIELD REGION HEADQUARTERS
Berkshire’s new Springfield region headquarters will service the Company’s 15 banking and insurance offices in its Pioneer Valley, Massachusetts region. The headquarters is located at 1259 East Columbus Avenue, and has immediate North and South-bound access to Interstate-91 from a convenient address in Springfield’s downtown business district. Springfield is among the top six metropolitan statistical areas in New England, and the Hartford-Springfield market is the second largest metro area in the region. Springfield is strategically located at the intersection of Interstate-91 which runs the length of New England and Interstate-90 which runs across New England. This headquarters will provide Berkshire with more convenient access to its customers in adjacent markets, including Hartford and Worcester. The Springfield area is an educational hub for more than 100,000 students in 29 colleges and universities. The area enjoys an attractive cost-of-living, ready airport access, and is at the crossroads of major regional and national telecommunications backbones. A public/private collaborative recently announced plans to build a green world class high performance computing facility in the region. Berkshire’s team in the region is led by Senior Vice President Thomas Creed and includes retail and commercial banking, insurance, and wealth management professionals.

BHLB — Berkshire Hills Bancorp	www.berkshirebank.com

SHELF REGISTRATION FILING
The Company plans to file a $150 million universal shelf registration with the SEC during the fourth quarter. This replaces the prior $125 million shelf registration which expired in September and which was used for common and preferred stock issuances over the last twelve months. The Company has no current plans to issue securities under this registration, but it will be available to facilitate capital offerings over the next three years as Berkshire continues to pursue attractive growth opportunities through de novo and acquisition initiatives as it increases the breadth and depth of its footprint in the attractive New England and northeastern New York financial services markets.
DIVIDEND DECLARED
The Board of Directors maintained the cash dividend on Berkshire’s common stock, declaring a dividend of $0.16 per share to stockholders of record at the close of business on November 12, 2009 and payable on November 25, 2009.
FINANCIAL CONDITION
Total assets have remained steady at $2.7 billion during 2009. A $58 million increase in securities since year-end has been funded through the utilization of short-term investments and cash flow from the planned run-off of indirect auto loans. A $137 million increase in deposits was used to reduce borrowings and short term liabilities. A second quarter common stock issuance raised $32 million which was the primary source of funds to repay $40 million of U.S. Treasury preferred stock. The Company currently has no funded participation in any federal stimulus programs; it continues to voluntarily purchase unlimited FDIC transaction account deposit insurance.
Total securities increased by $30 million in the third quarter and by $58 million for the first nine months of 2009. Berkshire has purchased high grade short duration debt securities with the expectation that funds will gradually be re-invested in loan growth. Loans totaled $2.0 billion at the most recent quarter-end, increasing by $17 million in the third quarter and decreasing by $21 million for the year-to-date. Auto loans decreased by $46 million for the year-to-date due to the planned run-off of the Company’s indirect auto portfolio. Loan growth has been concentrated mainly in commercial loans, where loan growth totaled $30 million in the third quarter (12% annualized) and $52 million for the year-to date (7% annualized). Most of this growth has been in commercial mortgages; the origination pace has picked up since the markets began to recover in the second quarter from the previous steep drop-off in activity. New York commercial originations have also benefited from the new commercial leadership which was recruited in the second quarter. Commercial loan growth offset a decline in residential mortgages, which had decreased by $49 million during the first six months due to the high volume of loan refinancing into low fixed rate loans which were sold to government agencies. The Company held more mortgages in portfolio in the third quarter and promoted jumbo mortgage originations; as a result the portfolio only declined by $2 million during the quarter. Home equity and other consumer loan outstandings increased at a 15% annualized rate during the first nine months primarily due to home equity promotions in the first half of the year.

BHLB — Berkshire Hills Bancorp	www.berkshirebank.com

Excluding the $6.6 million balance of the nonperforming loan which is expected to be liquidated, nonperforming assets measured 0.60% of total assets at September 30, 2009. Including this loan, this ratio stood at 0.85%. This is an increase from 0.42% at mid-year and 0.48% at the prior year-end. This increase is due to two condominium construction loans that became nonperforming in the most recent quarter. One of these loans is targeted for liquidation as noted above; the other loan is carried at $5.1 million, and unit sales in this project have resumed following a homeowner dispute resolution in September. Accruing delinquent loans decreased to 0.42% of total loans at quarter-end, compared to 0.66% at the prior quarter-end, due primarily to the resolution of two commercial loans which became current during the quarter. Annualized net loan charge-offs measured 0.59% in the third quarter and 0.52% for the year-to-date. Net loan charge-offs of $2.9 million in the most recent quarter included $2.3 million related to the above two construction loans. The loan loss allowance was 1.22% of total loans at quarter-end, increasing from 1.16% at the start of the quarter. The allowance provided 152% coverage of nonperforming loans at quarter-end, excluding the construction loan targeted for liquidation. Despite the generally favorable continuing performance of the loan portfolio, management believes that portfolio risk may be increasing due to the accumulating impacts of the recession, and this will be monitored as updated information is received from borrowers.
Total deposits were $2.0 billion at September 30, 2009, increasing by $15 million (at a 3% annualized rate) in the most recent quarter and by $137 million (at a 10% annualized rate) for the year-to-date. Growth was concentrated in non-maturity deposits, which grew at a 14% annualized rate for the year-to-date, including the benefit of 18% annualized demand deposit growth. The Company repriced maturing time deposits in the third quarter reflecting current market conditions, and this contributed to the $32 million decrease in these balances. By emphasizing lower cost non-maturity deposits and lowering time deposit costs, Berkshire has reduced the cost of its deposits in order to offset the impact of lower asset yields in the current low interest rate environment. Much of the year-to-date deposit growth has been concentrated in the Berkshire’s New York market, reflecting ongoing market share growth resulting from Berkshire’s de novo expansion in this attractive region.
Total stockholders’ equity was $410 million at September 30, 2009, increasing from $408 million at the start of the year. Berkshire’s equity benefited by $8 million due to an increase in the market values for the Company’s securities and derivatives contracts. During the second quarter, Berkshire raised $32 million in net proceeds from a public common stock offering and repaid $40 million in preferred stock previously issued to the U.S. Treasury. The ratio of tangible common equity to assets improved to a strong 9.3% at September 30, 2009, while the ratio of total equity to assets measured 15.3%. Tangible book value per common share improved to $16.76 from $15.73 at the start of the year. Quarter-end total book value per share measured $29.46, compared to $30.33 at the start of the year. These changes included the impact of the second quarter common stock offering, which was issued at an offering price of $21.50 per share.
RESULTS OF OPERATIONS
Third quarter 2009 net income was $1.9 million, compared to $5.3 million in the third quarter of 2008. For the first nine months of 2009, net income was $8.1 million, compared to $17.0 million in the same period of 2008. The decrease in income in 2009 was primarily related to lower net interest income, higher FDIC insurance premiums, and an increase in the loan loss provision. Earnings per share also decreased, including the impact of additional common and preferred shares issued over the last twelve months.

BHLB — Berkshire Hills Bancorp	www.berkshirebank.com

The net interest margin rebounded in the most recent quarter, increasing to 2.96% from 2.91% in the prior quarter due to the benefit of commercial loan growth and deposit gathering strategies. The year-to-year decline in net interest income was due to margin compression from 3.48% in the third quarter of 2008. The low interest rate environment has negatively impacted the Company’s asset sensitive net interest income, as management has chosen to sacrifice current yield to protect earnings in the event of future rate increases. Market deposit interest rate floors and runoff of mortgage and auto loans have also pressured margins. Income was also reduced by the elimination in 2009 of dividends from the Federal Home Loan Bank of Boston; these dividends totaled $0.7 million in the first nine months of 2008.
Quarterly non-interest income also rebounded, increasing year-to-year in the third quarter. There was also a 36% increase in fees in the most recent quarter related to deposits, loans, interest rate swaps, and wealth management fees compared to the linked quarter. Berkshire has benefited from volume growth of deposit accounts, along with the benefit of mortgage origination fees and interest rate swap fees. Wealth management fees increased due to a rebound in stock prices in the most recent quarter; assets under management increased at a 10% annualized rate for the year-to-date. Insurance fees year-to-date decreased primarily due to lower contingency income and ongoing tighter pricing conditions in the consumer and commercial markets. Insurance fee income is seasonal, with most contingency income received in the first half of the year. Non-recurring income totaled $1.2 million in 2009, primarily due to $1.0 million in fees related to the June termination of the merger agreement with CNB Financial Corp.
The loan loss provision increased in 2009, exceeding net loan charge-offs and resulting in an increase in the allowance for loan losses to 1.22% of total loans from 1.16% during the third quarter. Net loan charge-offs measured 0.52% for the year-to-date in 2009, increasing from 0.16% in the first nine months of 2008 primarily due to higher commercial loan charge-offs. Commercial loan losses annualized measured 0.75% of average loans for the current year-to-date, including 0.24% related to decisions to accelerate the disposition of problem loans.
Third quarter non-interest expense increased from year-to-year primarily due to the impact of higher FDIC premiums. The FDIC has raised its industry premium rates in 2009. Excluding these charges, all other expenses were up 4% year-to-year in the third quarter. Linked quarter compensation expense increased due primarily to higher mortgage department costs recorded as compensation expense, along with higher compensation for the expanded New York commercial team. Year-to-date expense included a $1.3 million second quarter FDIC special industry assessment ($0.06 per share after tax), as well as $0.6 million in non-core second quarter charges related to the terminated CNB merger agreement and restructuring charges. The Company recorded a $0.7 million income tax benefit in the most recent quarter, resulting in a year-to date effective tax rate of 15%. This rate was down from 29% in the same period of 2008 due to the lower level of pretax income in 2009.
CONFERENCE CALL
Berkshire will conduct a conference call/webcast at 9:00 A.M. eastern time on Wednesday, October 28, 2009 to discuss the results for the quarter and guidance about expected future results. Information about the conference call follows:
Dial-in: 800-860-2442
Webcast: www.berkshirebank.com (Investor Relations link)

BHLB — Berkshire Hills Bancorp	www.berkshirebank.com

A telephone replay of the call will be available through November 4, 2009 by calling 877-344-7529 and entering conference number: 434382. The webcast and a podcast will be available at Berkshire’s website above for an extended period of time.
BACKGROUND
Berkshire Hills Bancorp is headquartered in Pittsfield, Massachusetts. It has $2.7 billion in assets and is the parent of Berkshire Bank — America’s Most Exciting BankSM. The Company provides personal and business banking, insurance, investment, and wealth management services through 46 financial centers in western Massachusetts, northeastern New York, and southern Vermont. Berkshire Bank provides 100% deposit insurance protection, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). For more information, visit www.berkshirebank.com or call 800-773-5601.
FORWARD LOOKING STATEMENTS
Statements in this news release regarding Berkshire Hills Bancorp that are not historical facts are “forward-looking statements”. These statements reflect management’s views of future events, and involve risks and uncertainties. For a discussion of factors that could cause actual results to differ materially from expectations, see “Forward Looking Statements” in the Company’s 2008 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission’s Internet website (www.sec.gov) and to which reference is hereby made. Actual future results may differ significantly from results discussed in these forward-looking statements, and undue reliance should not be placed on such statements. Except as required by law, the Company assumes no obligation to update any forward-looking statements.

BHLB — Berkshire Hills Bancorp	www.berkshirebank.com

NON-GAAP FINANCIAL MEASURES
This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders. The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense. These measures exclude amounts which the Company views as unrelated to its normalized operations, including merger costs and restructuring costs. Similarly, the efficiency ratio is also adjusted for these non-core items. Additionally, the Company adjusts core income to exclude amortization of intangibles to arrive at a measure of the underlying operating cash return for the benefit of stockholders. The Company also adjusts certain equity related measures to exclude intangible assets due to the importance of these measures to the investment community. In the first quarter of 2009, the Company adjusted core earnings per share and core return on tangible common equity to be net of preferred stock dividends. These measures were not adjusted in this manner in the second quarter of 2009. The second quarter deemed dividend was a nonrecurring non-cash charge with no impact on stockholders’ equity and did not reflect a core economic event in the Company’s view. Additionally, the Company held cash at near-zero interest rates in the second quarter while it awaited the approval of the U.S. Treasury to repay the preferred stock. Accordingly, the preferred stock cash dividend and accretion charges were viewed by the Company as non-core one-time charges against income available to common stockholders related to the process of repaying the preferred stock.
# # #
CONTACTS
Investor Relations Contact
David H. Gonci
Capital Markets Officer
413-281-1973
Media Contact
Fedelina Madrid
Vice President — Marketing
413-236-3733

BHLB — Berkshire Hills Bancorp	www.berkshirebank.com

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED BALANCE SHEETS — UNAUDITED

	September 30,	June 30,	December 31,
(In thousands)	2009	2009	2008
Assets
Total cash and cash equivalents	$21,857	$30,746	$26,582
Federal funds sold and short-term investments	4,598	36,037	18,216

Trading security	16,641	16,247	18,144
Securities available for sale, at fair value	328,446	303,546	274,380
Securities held to maturity, at amortized cost	31,535	26,851	25,872
Federal Home Loan Bank stock and other restricted securities	23,120	23,120	23,120

Total securities	399,742	369,764	341,516

Loans held for sale	1,500	8,901	1,768

Residential mortgages	625,864	627,958	677,254
Commercial mortgages	857,884	833,598	805,456
Commercial business loans	178,337	172,341	178,934
Consumer loans	324,099	334,882	345,508

Total loans	1,986,184	1,968,779	2,007,152
Less: Allowance for loan losses	(24,297)	(22,917)	(22,908)

Net loans	1,961,887	1,945,862	1,984,244

Premises and equipment, net	36,062	36,197	37,448
Goodwill	161,725	161,725	161,178
Other intangible assets	15,155	15,987	17,652
Cash surrender value of life insurance policies	36,569	36,267	35,668
Derivative assets	4,181	2,765	3,741
Other assets	37,358	36,835	38,716

Total assets	$2,680,634	$2,681,086	$2,666,729

Liabilities and stockholders’ equity
Demand deposits	$264,827	$257,133	$233,040
NOW deposits	195,496	176,238	190,828
Money market deposits	522,901	506,100	448,238
Savings deposits	212,683	209,232	211,156

Total non-maturity deposits	1,195,907	1,148,703	1,083,262
Time deposits	770,911	802,691	746,318

Total deposits	1,966,818	1,951,394	1,829,580

Borrowings	259,559	281,860	359,157
Junior subordinated debentures	15,464	15,464	15,464
Derivative liabilities	17,991	13,838	24,068
Other liabilities	10,497	10,980	30,035

Total liabilities	2,270,329	2,273,536	2,258,304

Total preferred stockholders’ equity	—	—	36,822
Total common stockholders’ equity	410,305	407,550	371,603

Total stockholders’ equity	410,305	407,550	408,425

Total liabilities and stockholders’ equity	$2,680,634	$2,681,086	$2,666,729

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED LOAN & DEPOSIT ANALYSIS — UNAUDITED
LOAN ANALYSIS

	September 30, 2009	June 30, 2009	December 31, 2008	Annualized Growth %
				Quarter ended
(Dollars in millions)	Balance	Balance	Balance	September 30, 2009	Year to date

Total residential mortgages	$626	$628	$677	(1)%	(10)%

Commercial mortgages:
Construction	128	135	130	(21)	(2)
Single and multi-family	81	67	70	83	21
Commercial real estate	649	632	605	11	10

Total commercial mortgages	858	834	805	11	9

Commercial business loans	178	172	179	14	(1)

Total commercial loans	1,036	1,006	984	12	7

Consumer loans:
Auto	87	101	133	(55)	(46)
Home equity and other	237	234	213	5	15

Total consumer loans	324	335	346	(13)	(8)

Total loans	$1,986	$1,969	$2,007	3%	(1)%

DEPOSIT ANALYSIS

	September 30, 2009	June 30, 2009	December 31, 2008	Annualized Growth %
				Quarter ended
(Dollars in millions)	Balance	Balance	Balance	September 30, 2009	Year to date
Demand	$265	$257	$233	12%	18%
NOW	195	176	191	43	3
Money market	523	506	448	13	22
Savings	213	209	211	8	1

Total non-maturity deposits	1,196	1,148	1,083	16	14

Time less than $100,000	385	403	395	(17)	(3)
Time $100,000 or more	386	400	351	(14)	13

Total time deposits	771	803	746	(16)	4

Total deposits	$1,967	$1,951	$1,829	3%	10%

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2009	2008	2009	2008
Interest and dividend income
Loans	$25,034	$30,078	$76,836	$91,224
Securities and other	3,426	3,014	10,269	9,225

Total interest and dividend income	28,460	33,092	87,105	100,449
Interest expense
Deposits	8,045	9,676	25,195	32,485
Borrowings and junior subordinated debentures	3,250	4,087	10,310	11,694

Total interest expense	11,295	13,763	35,505	44,179

Net interest income	17,165	19,329	51,600	56,270
Non-interest income
Deposit, loan and interest rate swap fees	3,286	3,079	8,220	8,185
Insurance commissions and fees	2,337	2,640	10,180	11,480
Wealth management fees	1,369	1,338	3,671	4,533

Total fee income	6,992	7,057	22,071	24,198
Other	272	174	1,092	1,042
(Loss) gain on sale of securities, net	(5)	4	(4)	(22)
Non-recurring income	1	—	1,178	—

Total non-interest income	7,260	7,235	24,337	25,218

Total net revenue	24,425	26,564	75,937	81,488
Provision for loan losses	4,300	1,250	9,000	3,180
Non-interest expense
Salaries and employee benefits	9,757	9,796	28,011	29,294
Occupancy and equipment	2,674	2,760	8,661	8,502
Marketing, data processing, and professional services	2,574	2,121	6,897	6,423
FDIC premiums and special assessment	669	118	3,748	226
Non-recurring expenses	—	—	601	683
Amortization of intangible assets	833	889	2,499	2,992
Other	2,437	2,053	6,958	6,323

Total non-interest expense	18,944	17,737	57,375	54,443

Income before income taxes	1,181	7,577	9,562	23,865
Income tax (benefit) expense	(741)	2,301	1,426	6,827

Net income	$1,922	$5,276	$8,136	$17,038

Less: Cumulative preferred stock dividend and accretion	—	—	1,030	—
Less: Deemed dividend resulting from preferred stock repayment	—	—	2,954	—

Net income available to common stockholders	$1,922	$5,276	$4,152	$17,038

Basic earnings per common share	$0.14	$0.51	$0.32	$1.65
Diluted earnings per common share	$0.14	$0.51	$0.32	$1.64

Weighted average common shares outstanding
Basic	13,806	10,303	12,977	10,330
Diluted	13,857	10,400	13,145	10,421

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED

	Quarters Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(In thousands, except per share data)	2009	2009	2009	2008	2008
Interest and dividend income
Loans	$25,034	$25,370	$26,432	$29,343	$30,078
Securities and other	3,426	3,395	3,448	3,419	3,014

Total interest and dividend income	28,460	28,765	29,880	32,762	33,092
Interest expense
Deposits	8,045	8,677	8,473	9,248	9,676
Borrowings and junior subordinated debentures	3,250	3,364	3,696	4,044	4,087

Total interest expense	11,295	12,041	12,169	13,292	13,763

Net interest income	17,165	16,724	17,711	19,470	19,329
Non-interest income
Deposit, loan and interest rate swap fees	3,286	2,307	2,627	2,826	3,079
Insurance commissions and fees	2,337	3,274	4,569	2,139	2,640
Wealth management fees	1,369	1,113	1,189	1,171	1,338

Total fee income	6,992	6,694	8,385	6,136	7,057
Other	272	468	352	241	174
(Loss) gain on sale of securities, net	(5)	3	(2)	—	4
Non-recurring income (loss)	1	1,240	(63)	—	—

Total non-interest income	7,260	8,405	8,672	6,377	7,235

Total net revenue	24,425	25,129	26,383	25,847	26,564
Provision for loan losses	4,300	2,200	2,500	1,400	1,250
Non-interest expense
Salaries and employee benefits	9,757	8,902	9,352	8,988	9,796
Occupancy and equipment	2,674	2,859	3,128	2,736	2,760
Marketing, data processing, and professional services	2,574	2,233	2,090	1,803	2,003
FDIC premiums and special assessment	669	2,387	692	535	118
Non-recurring expenses	—	601	—	—	—
Amortization of intangible assets	833	833	833	838	889
Other	2,437	2,163	2,358	2,356	2,171

Total non-interest expense	18,944	19,978	18,453	17,256	17,737

Income before income taxes	1,181	2,951	5,430	7,191	7,577
Income tax (benefit) expense	(741)	620	1,547	1,985	2,301

Net income	$1,922	$2,331	$3,883	$5,206	$5,276

Less: Cumulative preferred stock dividend and accretion	—	393	637	—	—
Less: Deemed dividend resulting from preferred stock repayment	—	2,954	—	—	—

Net income available to common stockholders	$1,922	$(1,016)	$3,246	$5,206	$5,276

Basic earnings per common share	$0.14	$(0.08)	$0.27	$0.44	$0.51
Diluted earnings per common share	$0.14	$(0.08)	$0.27	$0.44	$0.51

Weighted average common shares outstanding
Basic	13,806	12,946	12,164	11,804	10,303
Diluted	13,857	12,946	12,247	11,892	10,400

BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
ASSET QUALITY ANALYSIS

	At or for the Quarters Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(Dollars in thousands)	2009	2009	2009	2008	2008
NON-PERFORMING ASSETS
Non-accruing loans:
Residential mortgages	$2,399	$2,396	$2,740	$1,646	$1,315
Commercial mortgages	17,077	6,087	7,276	7,738	6,178
Commercial business loans	2,041	1,442	1,861	1,921	2,210
Consumer loans	1,089	1,326	587	866	650

Total non-accruing loans	22,606	11,251	12,464	12,171	10,353
Other real estate owned	130	130	371	498	941

Total non-performing assets	$22,736	$11,381	$12,835	$12,669	$11,294

Total non-accruing loans/total loans	1.14%	0.57%	0.63%	0.61%	0.52%
Total non-performing assets/total assets	0.85%	0.42%	0.47%	0.48%	0.44%

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$22,917	$22,903	$22,908	$22,886	$22,581
Charged-off loans	(2,955)	(2,291)	(2,643)	(1,474)	(1,331)
Recoveries on charged-off loans	35	105	138	96	386

Net loans charged-off	(2,920)	(2,186)	(2,505)	(1,378)	(945)
Provision for loan losses	4,300	2,200	2,500	1,400	1,250

Balance at end of period	$24,297	$22,917	$22,903	$22,908	$22,886

Allowance for loan losses/non-accruing loans	107%	204%	184%	188%	221%
Allowance for loan losses/total loans	1.22%	1.16%	1.16%	1.14%	1.15%

NET LOAN CHARGE-OFFS
Residential mortgages	$—	$(27)	$(117)	$—	$(119)
Commercial mortgages	(2,348)	(755)	(1,448)	(900)	(63)
Commercial business loans	(72)	(795)	(150)	(10)	(265)
Consumer loans	(500)	(609)	(790)	(468)	(498)

Total, net	$(2,920)	$(2,186)	$(2,505)	$(1,378)	$(945)

Net charge-offs (current quarter annualized)/average loans	0.59%	0.45%	0.51%	0.27%	0.19%
Net charge-offs (YTD annualized)/average loans	0.52%	0.48%	0.51%	0.19%	0.16%

DELINQUENT LOANS/TOTAL LOANS
30-89 Days delinquent	0.34%	0.63%	0.45%	0.46%	0.45%
90+ Days delinquent and still accruing	0.08%	0.03%	0.01%	0.05%	0.03%

Total accruing delinquent loans	0.42%	0.66%	0.46%	0.51%	0.48%

Non-accruing loans	1.14%	0.57%	0.63%	0.61%	0.52%

Total delinquent loans	1.56%	1.23%	1.09%	1.12%	1.00%

BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS

At or for the Quarters Ended
Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
2009	2009	2009	2008	2008
PERFORMANCE RATIOS
Core return on tangible assets	0.44%	0.45%	0.77%	0.98%	1.03%
Return on total assets	0.29	0.35	0.59	0.79	0.82
Core return on tangible common equity	4.70	5.23	8.54	12.70	15.85
Return on total common equity	1.86	2.38	3.52	5.62	6.26
Net interest margin, fully taxable equivalent	2.96	2.91	3.11	3.41	3.48
Core tangible non-interest income to tangible assets	1.16	1.15	1.42	1.04	1.21
Non-interest income to assets	1.08	1.26	1.32	0.97	1.13
Core tangible non-interest expense to tangible assets	2.88	2.97	2.86	2.68	2.82
Non-interest expense to assets	2.82	2.99	2.80	2.62	2.76
Efficiency ratio	72.49	75.85	65.23	62.24	62.18

GROWTH
Total loans, year-to-date (annualized)	(1)%	(4)%	(8)%	3%	3%
Total deposits, year-to-date (annualized)	10	13	24	—	1
Total net revenues, year-to-date, compared to prior year	(7)	(6)	(5)	21	29

FINANCIAL DATA (In millions)
Total assets	$2,681	$2,681	$2,724	$2,667	$2,566
Total loans	1,986	1,969	1,969	2,007	1,922
Total intangible assets	177	178	179	179	180
Total deposits	1,967	1,951	1,938	1,830	1,837
Total common stockholders’ equity	410	408	376	372	333
Total core income	1.9	2.0	3.9	5.2	5.3
Total net income	1.9	2.3	3.9	5.2	5.3

ASSET QUALITY RATIOS
Net charge-offs (current quarter annualized)/average loans	0.59%	0.45%	0.51%	0.27%	0.19%
Non-performing assets/total assets	0.85	0.42	0.47	0.48	0.44
Allowance for loan losses/total loans	1.22	1.16	1.16	1.14	1.15
Allowance for loan losses/non-accruing loans	1.07	x	2.04	x	1.84	x	1.88	x	2.21	x

PER COMMON SHARE DATA
Core earnings, diluted	$0.14	$0.15	$0.27	$0.44	$0.51
Net earnings, diluted	0.14	(0.08)	0.27	0.44	0.51
Tangible common book value	16.76	16.52	16.02	15.73	14.58
Total common book value	29.46	29.29	30.54	30.33	31.71
Market price at period end	21.94	20.78	22.92	30.86	32.00
Dividends	0.16	0.16	0.16	0.16	0.16

CAPITAL RATIOS
Common stockholders’ equity to total assets	15.31%	15.20%	13.80%	13.82%	12.97%
Tangible common stockholders’ equity to tangible assets	9.32	9.18	7.74	7.62	6.41

(1)	Reconciliations of Non-GAAP financial measures, including all references to core and tangible amounts, appear on pages F-9 and F-10. Tangible assets are total assets less total intangible assets.

(2)	All performance ratios are annualized and are based on average balance sheet amounts, where applicable.

BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
AVERAGE BALANCES

	Quarters Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(In thousands)	2009	2009	2009	2008	2008
Assets
Loans
Residential mortgages	$621,632	$637,232	$675,905	$679,000	$672,363
Commercial mortgages	832,716	810,421	804,109	808,308	787,543
Commercial business loans	177,720	173,486	173,055	185,434	192,065
Consumer loans	329,177	338,506	343,296	343,894	346,068

Total loans	1,961,245	1,959,645	1,996,365	2,016,636	1,998,039
Securities	384,204	346,274	335,414	304,466	266,720
Federal funds sold and short-term investments	30,956	73,874	49,966	15,345	4,384

Total earning assets	2,376,405	2,379,793	2,381,745	2,336,447	2,269,143
Goodwill and other intangible assets	177,233	178,164	178,711	179,187	180,387
Other assets	115,223	125,446	113,471	105,097	105,937

Total assets	$2,668,861	$2,683,403	$2,673,927	$2,620,731	$2,555,467

Liabilities and stockholders’ equity
Deposits
NOW	$179,837	$187,174	$193,038	$196,326	$193,192
Money market	511,191	483,302	462,518	453,977	447,184
Savings	213,016	210,678	213,074	220,565	221,746
Time	781,732	795,155	762,940	746,913	734,195

Total interest-bearing deposits	1,685,776	1,676,309	1,631,570	1,617,781	1,596,317
Borrowings and debentures	287,812	310,323	365,833	382,015	380,453

Total interest-bearing liabilities	1,973,588	1,986,632	1,997,403	1,999,796	1,976,770
Non-interest-bearing demand deposits	261,592	251,565	232,480	229,175	232,762
Other liabilities	23,716	30,146	32,960	17,566	10,804

Total liabilities	2,258,896	2,268,343	2,262,843	2,246,537	2,220,336

Total stockholders’ common equity	409,965	392,321	374,207	368,991	335,131
Total stockholders’ preferred equity	—	22,739	36,877	5,203	—

Total stockholders’ equity	409,965	415,060	411,084	374,194	335,131

Total liabilities and stockholders’ equity	$2,668,861	$2,683,403	$2,673,927	$2,620,731	$2,555,467

Supplementary data
Total non-maturity deposits	$1,165,636	$1,132,719	$1,101,110	$1,100,043	$1,094,884
Total deposits	1,947,368	1,927,874	1,864,050	1,846,956	1,829,079
Fully taxable equivalent income adj.	555	562	566	532	532

(1)	Average balances for securities available-for-sale are based on amortized cost. Total loans include non-accruing loans.

BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
AVERAGE YIELDS (Fully Taxable Equivalent — Annualized)

	Quarters Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2009	2009	2009	2008	2008
Earning assets
Loans
Residential mortgages	5.38%	5.46%	5.56%	5.64%	5.65%
Commercial mortgages	5.02	5.17	5.39	6.01	6.24
Commercial business loans	5.53	5.76	5.96	5.99	6.41
Consumer loans	4.33	4.46	4.64	5.46	5.86
Total loans	5.06	5.19	5.37	5.79	5.99
Securities	4.11	4.58	4.85	5.14	5.27
Federal funds sold and short-term investments	0.24	0.24	0.17	0.54	1.45
Total earning assets	4.84	4.94	5.18	5.67	5.89

Funding liabilities
Deposits
NOW	0.36	0.45	0.40	0.52	0.64
Money Market	1.25	1.42	1.40	1.73	1.86
Savings	0.31	0.34	0.44	0.68	0.61
Time	3.10	3.32	3.43	3.54	3.76
Total interest-bearing deposits	1.89	2.08	2.11	2.27	2.41
Borrowings and debentures	4.48	4.35	4.10	4.21	4.27
Total interest-bearing liabilities	2.27	2.43	2.47	2.64	2.77

Net interest spread	2.57	2.51	2.71	3.03	3.12
Net interest margin	2.96	2.91	3.11	3.41	3.48

Cost of funds	2.00	2.16	2.21	2.37	2.48
Cost of deposits	1.64	1.81	1.84	1.99	2.10

(1)	Average balances and yields for securities available-for-sale are based on amortized cost.

(2)	Cost of funds includes all deposits and borrowings.

BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

			At or for the Quarters Ended
			Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(Dollars in thousands)			2009	2009	2009	2008	2008
Net income			$1,922	$2,331	$3,883	$5,206	$5,276
Adj: Loss (gain) on sale of securities, net			5	(3)	2	—	(4)
Less: Merger termination fee			—	(970)	—	—	—
Less: Other non-recurring income			(1)	(270)	63	—	—
Plus: Merger related expenses			—	215	—	—	—
Plus: Other non-recurring expense			—	386	—	—	—
Adj: Income taxes			(2)	269	(27)	—	2

Total core income	(A	)	$1,924	$1,958	$3,921	$5,206	$5,274
Plus: Amortization of intangible assets			833	833	833	838	889

Total tangible core income	(B	)	$2,757	$2,791	$4,754	$6,044	$6,163

Total non-interest income			$7,260	$8,405	$8,672	$6,377	$7,235
Adj: Loss (gain) on sale of securities, net			5	(3)	2	—	(4)
Less: Non-recurring income			(1)	(1,240)	63	—	—

Total core non-interest income	(C	)	7,264	7,162	8,737	6,377	7,231
Net interest income			17,165	16,724	17,711	19,470	19,329

Total core revenue	(D	)	$24,429	$23,886	$26,448	$25,847	$26,560

Total non-interest expense			$18,944	$19,978	$18,453	$17,256	$17,737
Less: Non-recurring expense			—	(601)	—	—	—

Core non-interest expense	(E	)	18,944	19,377	18,453	17,256	17,737
Less: Amortization of intangible assets			(833)	(833)	(833)	(838)	(889)

Total core tangible non-interest expense	(F	)	$18,111	$18,544	$17,620	$16,418	$16,848

(Dollars in millions, except per share data)
Total average assets			$2,669	$2,683	$2,674	$2,621	$2,555
Less: Average intangible assets			(177)	(178)	(179)	(179)	(180)

Total average tangible assets	(G	)	$2,492	$2,505	$2,495	$2,442	$2,375

Total average stockholders’ equity			$410	$415	$411	$374	$335
Less: Average intangible assets			(177)	(178)	(179)	(179)	(180)

Total average tangible stockholders’ equity			233	237	232	195	155
Less: Average preferred equity			—	(23)	(37)	(6)	—

Total average tangible common stockholders’ equity	(H	)	$233	$214	$195	$189	$155

Total stockholders’ equity, period-end			$410	$408	$413	$408	$335
Less: Intangible assets, period-end			(177)	(178)	(179)	(179)	(180)

Total tangible stockholders’ equity, period-end			233	230	234	229	155
Less: Preferred equity, period-end			—	—	(37)	(37)	—

Total tangible common stockholders’ equity, period-end	(I	)	$233	$230	$197	$192	$155

Total common shares outstanding, period-end (thousands)	(J	)	13,928	13,916	12,306	12,253	10,493
Average diluted common shares outstanding (thousands)	(K	)	13,857	12,946	12,247	11,892	10,400

Core earnings per common share, diluted (1)	(A/K	)	$0.14	$0.15	$0.27	$0.44	$0.51
Tangible book value per common share, period-end	(I/J	)	$16.76	$16.52	$16.02	$15.73	$14.58

Core return on tangible assets	(B/G	)	0.44%	0.45%	0.77%	0.98%	1.03%
Core return on tangible common equity (1)	(B/H	)	4.70	5.23	8.54	12.70	15.85
Core tangible non-interest income to tangible assets	(C/G	)	1.16	1.15	1.42	1.04	1.21
Core tangible non-interest expense to tangible assets	(F/G	)	2.88	2.97	2.86	2.68	2.82
Efficiency ratio (2)			72.49	75.85	65.23	62.24	62.18

(1)	March 31, 2009 EPS and ratios include a $637,000 reduction in core income and tangible core income related to cumulative preferred stock dividend and accretion. Preferred dividend charges recorded in Q2 were deemed non-core due to preferred stock repayment.

(2)	Efficiency ratio is computed by dividing total tangible core non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income. The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(3)	Ratios are annualized and based on average balance sheet amounts, where applicable.

(4)	Quarterly data may not sum to year-to-date data due to rounding.

BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

			At or for the Nine Months Ended
			September 30,	September 30,
(Dollars in thousands)			2009	2008
Net income			$8,136	$17,038
Adj: Loss (gain) on sale of securities, net			4	22
Less: Merger termination fee			(970)	—
Less: Other non-recurring income			(208)	—
Plus: Merger related expenses			215	—
Plus: Other non-recurring expense			386	683
Adj: Income taxes			240	(699)

Total core income	(A	)	$7,803	$17,044
Plus: Amortization of intangible assets			2,499	2,992

Total tangible core income	(B	)	$10,302	$20,036

Total non-interest income			$24,337	$25,218
Adj: Loss (gain) on sale of securities, net			4	22
Less: Non-recurring income			(1,178)	—

Total core non-interest income	(C	)	23,163	25,240
Net interest income			51,600	56,270

Total core revenue	(D	)	$74,763	$81,510

Total non-interest expense			$57,375	$54,443
Less: Non-recurring expense			(601)	(683)

Core non-interest expense	(E	)	56,774	53,760
Less: Amortization of intangible assets			(2,499)	(2,992)

Total core tangible non-interest expense	(F	)	$54,275	$50,768

(Dollars in millions, except per share data)
Total average assets			$2,675	$2,528
Less: Average intangible assets			(178)	(181)

Total average tangible assets	(G	)	$2,497	$2,347

Total average stockholders’ equity			$412	$331
Less: Average intangible assets			(178)	(182)

Total average tangible stockholders’ equity			234	149
Less: Average preferred equity			(20)	—

Total average tangible common stockholders’ equity	(H	)	$214	$149

Total stockholders’ equity, period-end			$410	$335
Less: Intangible assets, period-end			(177)	(180)

Total tangible stockholders’ equity, period-end			233	155
Less: Preferred equity, period-end			—	—

Total tangible common stockholders’ equity, period-end	(I	)	$233	$155

Total common shares outstanding, period-end (thousands)	(J	)	13,928	10,493
Average diluted common shares outstanding (thousands)	(K	)	13,145	10,421

Core earnings per common share, diluted (1)	(A/K	)	$0.55	$1.64
Tangible book value per common share, period-end	(I/J	)	$16.73	$14.58

Core return on tangible assets	(B/G	)	0.55%	1.14%
Core return on tangible common equity (1)	(B/H	)	6.14	17.61
Core tangible non-interest income to tangible assets	(C/G	)	1.24	1.44
Core tangible non-interest expense to tangible assets	(F/G	)	2.91	2.89
Efficiency ratio (2)			71.00	61.12

(1)	September 30, 2009 EPS and ratios include a $637,000 reduction in core income and tangible core income for cumulative preferred stock dividend and accretion accumulated during Q1 2009. Preferred dividend charges recorded in Q2 were deemed non-core due to preferred stock repayment.

(2)	Efficiency ratio is computed by dividing total tangible core non-interest expense by the sum of total net interest income on a fully interest income on a fully taxable equivalent basis and total core non-interest income. The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(3)	Ratios are annualized and based on average balance sheet amounts, where applicable.

(4)	Quarterly data may not sum to year-to-date data due to rounding